July 26, 1994                                 Exhibit 4.3

Mr. Douglas Koman
Treasurer
Illinois Central Railroad
455 N. Cityfront Plaza Drive
Chicago, IL 60611-5504


Dear Mr. Koman:


This Facility Agreement Letter (the "Agreement") sets forth certain underlying arrangements for loans which Bank of America National Trust and Savings Association (the "Bank") may from time to time make to Illinois Central Railroad Company (the "Borrower") under a Short-Term Loan Facility (the "Facility"). These arrangements detail the operation of the Facility and serve to augment the properly signed and delivered Grid Promissory Note (the "Note") evidencing the debt for all borrowings under this Facility. The Bank and the Borrower hereby agree as follows:

1. Borrowing Resolutions. Prior to the making of any loans the Borrower will have delivered to the Bank resolutions of the Borrower's Board of Directors, in a form satisfactory to the Bank, authorizing certain persons (Authorized Persons") to take on behalf of the Borrower all actions contemplated by this Agreement and the Note.

2. Agreements to Make Loans. From time to time, by telephone, the Borrower may ask to borrow money from the Bank, or the Bank may offer to make loans ("Loans") to the Borrower, hereunder. The Borrower and the Bank may from time to time make oral agreements ("Oral Agreements") that the Bank will make Loans to the Borrower hereunder. Each Oral Agreement will specify the following terms (the "Terms") of the Loan relating thereto: (i) the date on which such Loan is to be made, (ii) the principal amount of such Loan,
(iii) the date on which such Loan shall mature (the "Maturity Date"), (iv) the annual rate of interest on such Loan (which shall be a fixed rate), and (v) the date or dates on which any interest payable prior to maturity is to be paid. The Borrower acknowledges and confirms that all claims of the Bank in respect of outstanding Loans under this Agreement will at all times rank pari passu with all other senior unsecured indebtedness of the Borrower.

3. Confirmations: Crediting of Funds; Reliance by the
Bank.
Each time the Bank and the Borrower shall enter into an Oral Agreement with respect to a Loan,

(a) the Bank shall endeavor to send the Borrower written, telecopied or telexed confirmation of the Terms of such Loan; and

(b) the Bank shall make such Loan by wire transfer of the Loan amount in immediately available funds, to the Borrower's account at a bank specified in written, telecopied or telexed form by the Borrower.

(c) The Bank shall make such entries on the note as reflects the Loan and the Oral Agreement. The Bank shall be entitled to rely upon and act hereunder pursuant to any Oral Agreement which it reasonably believes to have been made with the Borrower through an Authorized Person. If the Bank shall credit or transfer any amount to an account of the Borrower pursuant to this Agreement, then the Bank shall be deemed to have made a Loan pursuant hereto, and the Borrower shall be indebted to the Bank for such amount. If the Borrower believes that the confirmation relating to any Loan contains any error or discrepancy from the applicable Oral Agreement, the Borrower will promptly notify the Bank thereof. The Bank shall be held harmless for any action or omission in reliance on such Oral Agreement as understood by the Bank. If any disagreement arises between the Borrower and the Bank as to the terms of any oral Agreement, both shall attempt to resolve such disagreement in good faith, otherwise, the applicable Loan shall be payable on demand by the Bank, together with interest to the date of payment at the effective Federal Funds Rate. The "Effective Federal Funds Rate" shall mean a per annum floating rate of interest equal, for any day, to the average per annum rate of interest at which member banks of the Federal Reserve System make overnight loads to each other on such day (or, if such day is not a Business Day, then on the next preceding Business Day), as reported by the Federal Reserve Bank of New York. "Business Day" shall mean any day other than a day on which banks are authorized to be closed in New York City or San Francisco. Principal and interest on each Loan shall be repaid in accordance with the terms of the Oral Agreements and the Note by wire transfer of immediately available funds to the Bank, as it shall direct from time to time.

4. Uncommitted Facility. The Borrower acknowledges that the Facility is not a committed facility and that the Bank shall have no obligation to make any Loads under this Agreement.

5. Benefit of Agreement. This Agreement and the Note shall be binding upon, for the benefit of, and enforceable by the respective successors and assigns of the parties hereto; provided that neither party to this Agreement or the Note may assign any of its rights hereunder or thereunder without the prior written consent of the other party. The Bank may sell participations and subparticipations in all or any part of the Loans made hereunder; provided that in such event the participant shall not have any direct rights against the Borrower under this Agreement or the Note. The Bank may furnish any information concerning the Borrower received with respect to this Agreement from time to time to assignees and participants (including prospective assignees and participants).

6. Notices. All notices hereunder and all written or telexed confirmations of Oral Agreements made hereunder shall be sent, to the Borrower, as indicated from time to time on Exhibit B and if to the Bank, as indicated on Exhibit C.

7. Information to be Furnished by the Borrower. The Borrower agrees that so long as any Loan is outstanding, the Borrower will deliver to the Bank:

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the Borrower's annual report to shareholders or such other applicable audited financial report showing the Borrower's (and subsidiaries) Consolidated Balance Sheet, Statements of Income and Statements of Cash Flow;

(b) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower, a Consolidated Balance Sheet of the Borrower (and subsidiaries) as at the end of such quarter and the related Consolidated Statements of Income, and Statements of Cash Flow for such fiscal quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter; and

(c) prompt notice of the occurrence of any event or condition which constitutes, or is likely to result in, a material adverse change in the Borrower which would materially adversely affect the ability of the Borrower to promptly repay principal and interest on all outstanding Loans.

8. Expenses. The Borrower agrees to pay on demand all reasonable out-of-

pocket costs and expenses (including reasonable attorneys' fees and expenses and the reasonable allocated cost of staff counsel) incurred by the Bank in connection with the enforcement of, or any waiver or amendment of any term of this Agreement, any Loan, or the Note.

9. Remedies. No failure or delay on the part of the Bank in exercising any right or remedy hereunder or under the Note, nor any partial exercise of any right or remedy shall preclude any further exercise thereof or the exercise of any other right or remedy hereunder or under the Note. Such rights and remedies expressly provided are cumulative and not exclusive of any rights or remedies which the Bank would otherwise have.

10. Modifications. No provision of this Agreement or the Note may be waived, modified or discharged except in writing by the Bank.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

If this letter correctly reflects your agreement with us, please execute both copies hereof and return one to us, whereupon this Agreement shall be binding upon you and the Bank.


                      Yours sincerely,
                 Bank of America National Trust
                   and Savings Association

Title:

Agreed and accepted this 26th day of July 1994.

Illinois Central Railroad Company
By:
Title